EXHIBIT 99.6
Key Messaging
This document is confidential and contains sensitive information which is not for public or internal distribution until final authorization has been given.

Plan Owners:	Robin Jones, MDSI, 604.207.6111 Mary McDaniel, Indus, 803.240.0788
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

Objective: Create a single set of key messages for use in other communication tools. Messages to include:
1. Announcement
2. Parties
3. Strategic Benefits
4. Corporate Tagline
5. Corporate Positioning
6. New Company Vision
7. Rationale for Taking Indus Private
8. Organizational Structure
9. Transaction Timeline
10. Client Investment Protection
1)	Announcement:

Indus and MDSI to combine in a Private Equity transaction sponsored by Vista Equity Partners. On October 23, 2006 Indus announced that its Board of Directors has unanimously approved an agreement by Vista Equity Partners to purchase 100% of the shares of Indus at $3.85 per share. Vista Equity Partners further announced its intent to merge Indus with MDSI, a portfolio company of Vista, upon the closing of the transaction. The closing of the transaction is subject to a number of customary conditions, including antitrust approvals. It is expected that this transaction will close in the next 60-90 days.

2)	Parties:

Vista Equity Partners
Vista Equity Partners is a leading private equity firm focused on investing in software and technology-enabled services. Vista has over $1 billion in committed equity capital and is seeking to partner with world-class solution providers that are well positioned to dominate their respective market(s).

MDSI
MDSI is the largest, most successful provider of enterprise mobile workforce management software in the world. MDSI’s solutions improve customer service and relationships and reduce field operating costs by allowing companies to more effectively manage all mobile resources. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 275 employees. The company has operations and support offices in the United States, Canada, Europe and South Africa. MDSI services approximately 110 customers, including 80% of the top 20 North American Utilities, and 50% of the top 10 North American Cable companies, and has licensed more than 100,000 field service users around the world. www.mdsi.ca

Indus
Indus is the leading Service Delivery Management (SDM) solution provider, enabling clients in a broad array of industries to optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus offers customer, asset and workforce management software products, professional services and hosted service offerings. Indus solutions are used by several hundred thousand end users in more than 40 countries. Headquartered in Atlanta, GA with over 600 employees, Indus has more than 300 current clients. www.indus.com.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

3)	Strategic Benefits

The combination of Indus and MDSI is a game-changing event in the Service Delivery Management market, consolidating two of the world’s preeminent providers. Indus is the clear market leader in integrated asset and work management, customer information systems, and field service solutions while MDSI dominates the global market in enterprise mobile workforce management. Together, with the investment and insight of Vista Equity Partners, the new company will set new standards in the way that organizations manage asset lifecycles, the customer experience, and field operations.

With over 400 clients in multiple industries, including more than 75% of Tier 1 North American utilities and 66% of nuclear plant sites, MDSI and Indus are poised to capitalize on a market trend toward optimized service delivery. Together, we will provide exceptional value to our clients with an integrated product line, a larger, more experienced pool of technical resources, a more comprehensive professional services organization, and the ability to reach more customers worldwide.

4)	Corporate Tagline

Service Delivery Management

5)	Corporate Positioning

The new company will provide proven Service Delivery Management (SDM) solutions that enable utility, communications, and other commercial field service organizations to optimize the management of their customers, workforce, spare parts inventory, equipment, tools, and documentation—empowering organizations to maximize efficiencies in their customer relationships, facilities, workforce, and field service operations.

6)	New Company Vision

Utilities, communications, and other commercial field service companies worldwide face a common set of challenges — to provide outstanding customer service, optimize resource performance, and reduce the cost of operations supporting the full spectrum of work.

The combination of Indus and MDSI is a game-changing event in the market for Service Delivery Management solutions, consolidating two of the world’s preeminent providers. MDSI’s Advantex enterprise workforce management solutions combined with Indus’ Customer, Asset, and Service Suites will together provide the market with the most comprehensive and robust solutions available today.

Our solutions help organizations around the world manage customer relationships, track and maintain assets and infrastructure, plan work, meet deadlines and commitments, optimize the use of personnel and materials, and instantly communicate between the field and the enterprise—all while driving costs out of the business.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

7)	Rationale for Taking Indus Private

In today’s software market, going private offers significant benefits including:
•	A longer range investment horizon — the ability to make longer range operational decisions

•	Improving the client experience by providing
•	Improved service and expertise

•	Quality solutions to meet market needs
•	Access to capital for strategic investments

•	Focused expertise — operational and investment
8)	Organizational Structure

The combination of Indus and MDSI will create a new company that reflects the best of the combined cultures, capabilities, and products of both companies. We expect that Greg Dukat, current President and CEO of Indus, will be named as the CEO of the combined company, and that Vince Burkett, current President and CEO of MDSI, will be the Chief Operating Officer (COO) of the combined company and leading the integration process. Between the date of this announcement and the closing of this transaction, we will plan the organization and leadership in a way that will enable us to execute on our vision of being the world’s leading provider of Service Delivery Management solutions.

Due to regulatory concerns it is important to continue business as usual until closing. Even though there will be a core team working on the integration planning, many things can’t and won’t be finalized until after the close. Indus and MDSI will retain their respective headquarter locations; the companies will keep their respective names and brands, etc.

Our goal is to harness the strengths of both organizations to deliver robust, reliable products and exceptional service to our clients — while identifying and implementing operational improvements. Therefore, over the next 60-90 days we will be developing a specific plan for addressing our combined company resource requirements and optimal structure.

9)	Transaction Timeline

We expect this transaction to close approximately 60-90 days from the time of announcement. Actual completion of the deal is subject to change due to unforeseen events and other factors.

10)	Client Investment Protection

MDSI and Indus have proven, complementary product lines servicing customers around the world. As we march forward with the market’s leading service delivery management solutions, we will incorporate the best that each company has to offer. Our combined technical resources and scalable development platforms will accelerate the value we can bring to our clients with innovative solutions that solve today’s business problems and tomorrow’s challenges.

As part of the integration planning, we will undertake a complete and careful analysis of our client commitments and their investment in our respective product lines. Both MDSI and Indus have a history through previous acquisitions of ensuring that our clients have continued support, assured product migration, and ongoing functional and technical enhancements. In consultation with clients of both companies, we will develop a clear, phased roadmap depicting the integration of our market leading products. We are committed to demonstrating to our clients the added value we will bring to their business through this newly combined company.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.

Vista Equity Partners
Vista Equity Partners is a leading private equity firm focused on investing in software and technology-enabled services. Vista has over $1 billion in committed equity capital and is seeking to partner with world-class management teams looking to reach their full potential.
Vista is funded entirely by private family capital, which allows us to take a unique, long-term perspective. We believe that this long-term perspective encourages optimal business decisions, enables the pursuit of operational excellence, and drives maximum value creation for all shareholders. We are a low volume, high value-add firm that makes only a limited number of investments per year. This focus allows us to tailor both the transaction structure and our working relationship with management to best meet the specific needs of each situation.
www.vistaequitypartners.com
We firmly believe that solid business execution and patient capital is a winning combination for long-term success.
Vista Equity Partners is currently investing out of the $1 billion Vista Equity Fund II.
In connection with the proposed transaction, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement that will contain information about the Company, the other parties to the Merger, the proposed Merger and related matters. The information in this document is not a substitute for the proxy statement, and STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and a proxy card from the Company by mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company.
The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Parent and Merger Sub may also be deemed participants in such solicitation. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on September 7, 2006. Information regarding any interests that the Company’s directors and executive officers may have in the Merger will be set forth in the proxy statement that the Company intends to file with the SEC in connection with the proposed Merger.
(c) 2006 MDSI Mobile Data Solutions Inc. and Indus International Inc. All rights reserved.